Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Steel Partners Holdings L.P.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229987) of Steel Partners Holdings L.P. of our reports dated October 15, 2019, relating to the consolidated financial statements, and the effectiveness of Steel Connect, Inc.'s internal control over financial reporting, which appear in the Annual Report to Shareholders of Steel Connect, Inc. which is incorporated by reference in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Steel Connect's internal control over financial reporting as of July 31, 2019.

/s/ BDO USA, LLP
Boston, Massachusetts
February 27, 2020